Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Vice President and CFO
517/372-9200

Neogen reports 34% increase in net income, 23% increase in revenues

LANSING, Mich., Jan. 3, 2008 – Neogen Corporation (Nasdaq: NEOG) announced today that its net income for the second quarter of FY 2008, which ended Nov. 30, increased 34% from the previous year’s second quarter. Adjusted for a 3-for-2 stock split, net income in the quarter rose to $0.22 per share, compared to the prior year’s $0.17. Neogen’s second quarter net income of $3,254,000 set another quarterly record for the 25-year-old company.

Year-to-date net income for the first six months of Neogen’s 2008 fiscal year increased 30% to $6,265,000 from $4,832,000 in FY 2007, or to $0.42 per share in the current year from the prior year’s $0.34. Second quarter revenues increased 23% to $27,210,000, also a quarterly record, compared to the prior year’s $22,189,000. Year-to-date revenues rose 18% during the fiscal year’s first half to $50,118,000 from FY 2007’s $42,409,000.

The second quarter was the 59th consecutive profitable quarter from operations for the company, and the 63rd quarter of the past 68 quarters to show increased revenues as compared with the previous year.

“Those who have followed Neogen closely know of our goal to achieve $100 million in annual sales this year, and I’m pleased to report that we are half way there after the first six months,” said James Herbert, Neogen’s chief executive officer and chairman. “The quarter’s revenue contributes to our record of compound annual growth of 19% for the past 15 years.”

Neogen’s ongoing efforts to control costs, improve productivity, and the results of economies of scale were evident in the second quarter. Operating income as a percentage of sales increased to 17.6% in the current quarter from the previous year’s comparable quarter of 16.7%. On a six-month basis, operating income is 18.6% of sales compared to 17.2% in the prior year.

“Looking ahead, the outlook for the rest of the fiscal year is encouraging,” said Lon Bohannon, Neogen’s president and chief operating officer. “Our Food Safety Division has strong momentum, and we have identified numerous domestic and international sales opportunities to grow future sales. New product introductions, and the successful integration of Kane Enterprise products, have helped our Animal Safety Division’s sales performance, and led to the division posting significant sales increases over the prior year.”

Neogen’s Food Safety Division led the company’s second quarter revenue increase, with sales up 24% from $11,691,000 in FY 2007 to $14,474,000 in FY 2008. Year-to-date, the Food Safety Division’s revenues were up 22% to $28,232,000 for FY 2008. The division’s growth was led by the third consecutive quarter of outstanding growth (over 40%) in sales of the Soleris™ general microbial detection system, a nearly 40% increase in sales of its Acumedia® dehydrated culture media, and an increase in sales of dairy antibiotic testing products.

Scotland-based Neogen Europe, Ltd., experienced another strong quarter, with sales increasing 40% over FY 2007’s second quarter. The sales increase was led by sales of mycotoxin test kits, dehydrated culture media, and Neogen’s innovative AccuPoint® ATP Sanitation Monitoring System.

Neogen’s Animal Safety Division second quarter revenues increased 21% to $12,736,000, compared to $10,498,000 in the previous fiscal year. For FY 2008’s first six months, the Animal Safety Division’s sales increased 13% over the comparable period last year to $21,886,000. While the August 2007 addition of Kane Enterprise’s animal health products contributed significantly to the division’s revenue gain, sales of existing products also experienced a solid 6% growth in the quarter.

Sales of OTC veterinary products increased 18% for the quarter. For the first half of FY 2008, diagnostic product sales have increased 11%, with sales of test kits to detect drugs of abuse in racing animals increasing 21% over the prior year. Sales of rodenticides to international markets also achieved strong growth over FY 2007’s second quarter. Sales of Neogen’s diphacinone products into Mexico, and the expansion of product registrations in new countries contributed to this success.

In December, Neogen announced that it had acquired the assets of Rivard Instruments, Inc., of Winnipeg, Canada. Rivard Instruments and Neogen’s subsidiary, Ideal Instruments, Inc., are both manufacturers of detectable veterinary hypodermic needles. The acquisition settles lengthy litigation between the two companies regarding numerous patents owned by each.

Neogen’s second quarter also saw Forbes Magazine name Neogen to its annual list of the 200 Best Small Companies in America for the sixth time in eight years. The Forbes list is based on growth in sales, earnings, and return on equity for the past five years, and the latest 12 months.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Nov. 30		Six months ended Nov. 30
	2007	2006	2007	2006
Revenue
Food Safety	$14,474	$11,691	$28,232	$23,082
Animal Safety	12,736	10,498	21,886	19,327

Total revenue	27,210	22,189	50,118	42,409
Cost of sales	13,039	10,480	23,650	20,380

Gross margin	14,171	11,709	26,468	22,029
Other expenses
Sales & marketing	5,456	4,665	10,134	8,905
Administrative	2,862	2,333	5,192	4,137
Research & development	1,055	1,015	1,797	1,713

Total other expenses	9,373	8,013	17,123	14,755

Operating income	4,798	3,696	9,345	7,274
Other income/expense	306	5	470	59

Income before tax	5,104	3,701	9,815	7,333
Income tax	1,850	1,275	3,550	2,501

Net income	$3,254	$2,426	$6,265	$4,832
Net income per diluted share(1)	$0.22	$0.17	$0.42	$0.34
Other information:
Shares to calculate per share(1)	14,846	14,129	14,816	14,039
Depreciation & amortization	$862	$781	$1,670	$1,558
Interest expense	—	—	—	11
Gross margin (% of sales)	52.1%	52.8%	52.8%	51.9%
Operating income (% of sales)	17.6%	16.7%	18.6%	17.2%
Revenue increase vs. FY 2007	22.6%		18.2%
Net income increase vs. FY 2007	34.1%		29.7%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Nov. 30 2007	May 31 2007
Assets
Current assets
Cash & cash equivalents	$10,415	$13,424
Accounts receivable	19,357	14,914
Inventory	23,142	19,116
Other current assets	3,710	3,644

Total current assets	56,624	51,098
Property & equipment	16,501	16,402
Goodwill & other assets	41,803	37,784

Total assets	$114,928	$105,284
Liabilities & Stockholders’ Equity
Current liabilities	$10,174	$10,038
Long-term lines of credit	—	—
Other long-term liabilities	3,080	3,301
Stockholders’ equity—shares outstanding 14,328 in Nov. & 14,020 in May(1)	101,674	91,945

Total liabilities & stockholders’ equity	$114,928	$105,284

(1)	Reflects effect of Sept. 4, 2007, 3-for-2 stock split

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